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                                                                 EXHIBIT 23.3


                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the current filing of Form 10KSB and the registration statements (No. 333-04715, 033-98902, and 333-07681) on Form S-3 and (No. 333-04320 and 333-11219) on Form S-8 of our
report dated December 8, 1995, on our audit of the balance sheets of AccuMed International Limited as of December 31, 1994, April 30, 1994 and 1993, and related statements of operations and cashflows for the eight months ended December 31, 1994, and the years ended April 30, 1994 and 1993, appearing in the registration statement on Form S-4 (SEC File No. 33-99680) of Alamar Biosciences, Inc. filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933 as incorporated by reference in the current Report on Form 8-K dated December 29, 1995.



/s/ COOPERS & LYBRAND


Croydon
United Kingdom
April 4, 1997